UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (Amendment No.     )
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CA, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)
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     This proxy statement supplement, dated August 24, 2009, supplements the proxy statement of the Board of Directors of CA, Inc. filed with the U.S. Securities and Exchange Commission on July 24, 2009 relating to the annual meeting of stockholders of CA, Inc. to be held on Monday, September 14, 2009 at 10:00 a.m., Eastern Daylight Time, at One CA Plaza, Islandia, New York 11749. The purpose of this supplement is to provide additional information with respect to certain tax reimbursement payments reported by CA for its Chief Executive Officer in the proxy statement. Except as described in this supplement, the information disclosed in the proxy statement continues to apply. To the extent that information in this supplement differs from information disclosed in the proxy statement, the information in this supplement applies.
     The proxy statement discloses that John A. Swainson, CA’s Chief Executive Officer, used the corporate aircraft and helicopter for personal travel in fiscal year 2009 in accordance with CA’s Aircraft Use Policy. The Policy requires Mr. Swainson to use the corporate aircraft (including the helicopter) for personal travel for security reasons. CA reimbursed Mr. Swainson in the amount of $81,380, for the tax effect of the amount imputed as income to him relating to his personal use of corporate aircraft in fiscal year 2009.
     In 2006, the Compensation and Human Resources Committee of the Board of Directors of CA authorized Mr. Swainson’s reimbursement for the tax effect of the income imputed to him for his and his family’s personal use of those aircraft beginning in calendar year 2006, to the extent Mr. Swainson’s use is mandated by CA for security reasons.
     At the regular meeting of the Committee held on July 28, 2009, the Committee reviewed the personal use of corporate aircraft by Mr. Swainson and his family. The Committee did not change the Policy, which continues to require Mr. Swainson to use corporate aircraft for personal travel for security reasons. However, Mr. Swainson agreed to waive the tax reimbursement of the effect of the income imputed to him for future personal use of corporate aircraft by him and his family and the Committee agreed that CA would no longer reimburse Mr. Swainson for that tax effect commencing with personal use on and after January 1, 2010, the start of the 2010 tax year.